EXHIBIT A

First Trust Series Fund

Amended As of October 2, 2024

Portfolios

First Trust Short Duration High Income Fund

First Trust Managed Municipal Fund

First Trust Preferred Securities and Income Fund

First Trust/Confluence Small Cap Value Fund

First Trust WCM Focused Global Growth Fund